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                                   EXHIBIT 1



                          LOAN AND SECURITY AGREEMENT

         dated December 27, 1995 between and among La-Man Corporation, Heritage Packaging Services, Inc., Nevada SEMCO, Inc., J.M. Stewart
   Corporation, J.M. Stewart Industries, Inc., Vision Trust Marketing, Inc., TracTel Communications, Inc., Don Bell Industries, Inc., Don Bell Industries
                 of Nevada, Inc., and The Bank of Winter Park

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                          LOAN AND SECURITY AGREEMENT
                          ---------------------------



     Effective December 27, 1995, La-Man Corporation, a Nevada corporation authorized to do business in Florida as La-Man Corporation of Nevada, whose executive office is located at 2180 West State Road 434, Suite 6136, Longwood, Florida 32779 (herein called the "the Borrower") hereby applies to THE BANK OF WINTER PARK (herein called the "Bank") for loans and other financial accommodations and, in consideration of the Bank extending the same, agrees with the Bank as follows:

SECTION 1.  THE LOAN.
            --------

     1.1 Subject to the terms and conditions of this Loan Agreement, the Bank will lend and the Borrower will borrow up to a principal sum of One Million Five Hundred Ninety Thousand and 00/100 Dollars ($1,590,000.00), which borrowing shall be evidenced by a renewal note in the amount of $350,000.00, future advance note in the amount of $150,000.00, and consolidated master note in the amount of $500,000.00 (hereinafter "Loan A"), a mortgage note in the amount of $840,000.00 (hereinafter "Loan B"), and note in the amount of $250,000.00 (hereinafter "Loan C").

     1.2 Loan A is a revolving line of credit and the principal amount under the Loan may increase or decrease from time to time as the Borrower draws and repays Loan funds thereunder. Provided the Borrower is not in default, outstanding amounts under the Loan may be repaid or re-borrowed from time to time subject to the terms, conditions and limitations set forth in this Agreement, but the principal balance of the Loan outstanding from time to time shall not exceed the original, principal amount of the Note. Loan A requires monthly payments of interest only for a period of two years from the date of funding. Loan B is a term loan requiring monthly payments of principal and interest in the amount of $8,106.18 for a period of five years from the date of funding, based upon a twenty (20) year amortization schedule, with a balloon payment of the remaining principal balance and accrued interest, if any, being due and payable on December 27, 2000. Loan C is a term loan requiring monthly payments of principal in the amount of $4,166.67, plus accrued interest for a period of five years from the date of funding.

     1.3 The Borrower represents, warrants and agrees that the proceeds of Loans A, B and C made hereunder will be used solely for the following purposes:
(a) contemporaneously with the initial draw hereunder, the proceeds of such initial draw shall be used to the extent necessary to pay all indebtedness of the Don Bell Industries, Inc., a Florida corporation, d/b/a Don Bell & Company to First Union, Florida, Bank of America, California, Ed Neff, Lloyd B. Patrick, Jr. and Charles L. Waller III and Midland Bank, Missouri; and (b) all other proceeds shall be used for working capital by the Borrower and its subsidiaries Heritage Packaging Services, Inc., Nevada SEMCO, Inc., J.M. Stewart Corporation, J.M. Stewart Industries, Inc., Vision Trust Marketing, Inc., TracTel Communications, Inc., Don Bell Industries, Inc., and Don Bell Industries of Nevada, Inc. (herein referred to individually as "Subsidiary" and collectively as the "Subsidiaries"). Disbursement of Loan proceeds for purposes not within the

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foregoing shall be at the Bank's sole discretion, and the Bank shall under no circumstances be obligated to disburse Loan proceeds except as expressly set forth in this Agreement.

     1.4 The maturity date of Loan A is December 27, 1997. On the Loan A maturity date, all sums outstanding under Loan A shall be immediately due and payable, and the Bank's obligation to fund shall cease and terminate. The maturity date of Loan B is December 27, 2000. On the loan B maturity date, all sums outstanding under Loan B shall be immediately due and payable. The maturity date of Loan C is December 27, 2000. On the Loan C maturity date, all sums outstanding under Loan C shall be immediately due and payable.

     1.5 The Borrower shall pay to the Bank a commitment fee of $4,700.00 as to Loan A, to be paid on acceptance , receipt of which is acknowledged by the Bank. The Borrower shall also pay to the Bank a document preparation fee of $250.00 as to Loan A. Such document preparation fee shall be due and payable in full at the time of the Borrower's first draw under the Loan.

     1.6 The Borrower shall pay to the Bank a commitment fee of $8,400.00 as to Loan B, to be paid upon acceptance, receipt of which is acknowledged by the Bank. The Borrower shall also pay a document preparation fee of $250.00 as to Loan B. Such document preparation fee shall be due and payable in full at the time of funding under the Loan.

     1.7 The Borrower shall pay to the Bank a commitment fee of $2,000.00 as to Loan C, to be paid upon acceptance receipt of which is acknowledged by the Bank. The Borrower shall also pay a document preparation fee of $250.00 as to Loan C. Such document preparation fee shall be due and payable in full at the time of funding under the Loan.

SECTION 2.  THE BORROWER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.  The
            --------------------------------------------------------
Borrower represents, warrants and covenants as follows:

     2.1 The Borrower is a corporation, duly organized, existing and in good standing under the laws of the State of Nevada, and is duly qualified and in good standing in Florida and in every other state in which it is doing business.

     2.2 The execution, delivery and performance of this Agreement are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of its charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which it is a party or by which it is bound.

     2.3 At the time any Account becomes subject to a security interest in favor of the Bank: the Account shall be a valid Account representing an undisputed indebtedness incurred by the account debtor for Inventory held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale, or for services theretofore performed by the Borrower or a Subsidiary; as to each such Account, there shall be no set-offs or counterclaims, no agreement under which any deduction or discount may be claimed shall have been made with

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the account debtor unless written notice thereof has theretofore been or concurrently is given to the Bank, and no agreement under which any goods may be returned shall have been made with the account debtor, where such set-offs or counterclaims, agreement for deductions or discounts or agreement for returns have an aggregate value of more than $25,000.00 per Account; and the Borrower or a Subsidiary, as applicable, shall be the lawful owner of the Account and shall have good right to subject the same to a security interest in the Bank.

     2.4 The Borrower and its Subsidiaries are, and as to Inventory to be acquired after the date hereof, shall be, the owner of all Inventory and shall neither create or suffer to exist any lien or encumbrance thereon or security interest therein nor sell, assign, transfer or create or suffer to exist any lien or encumbrance on or security interest in any Account to or in favor of any person other than the Bank.

     2.5 At the time the Borrower or any Subsidiary pledges, sells, assigns or transfers to the Bank any instrument, document of title, security, chattel paper or other property (including Inventory and Accounts) or any proceeds or products thereof, or any interest therein, the Borrower or its Subsidiary shall be the lawful owner thereof and shall have good right to pledge, sell, assign or transfer the same; none of such property shall have been pledged, sold, assigned, or transferred to any person other than the Bank or in any way encumbered; and the Borrower and its Subsidiaries shall defend the same against the claims and demands of all persons.

     2.6 The Borrower shall give the Bank written notice of each location at which Inventory is or will be kept and of each office of the Borrower or any Subsidiary at which the records pertaining to Accounts Receivable are kept.

     2.7 The Borrower shall maintain a "Tangible Net Worth" of no less than $750,000, to be measured at the end of each fiscal quarter, commencing December 31, 1995, and of no less than $1,500,000 to be measured at the end of each fiscal quarter, commencing June 30, 1996. "Tangible Net Worth" means total assets minus total liabilities minus any intangible assets as defined by Generally Accepted Accounting Principles (e.g., good will).

     2.8 The Borrower shall maintain an interest coverage ratio, defined as earnings before interest and taxes divided by interest, of no less than 3 to 1, to be measured at each fiscal year end commencing June 30, 1996.

     2.9 The Borrower shall maintain a cash flow coverage, defined as net income plus depreciation divided by current maturities of long term debt and capitalized leases, of no less than 2.5 to 1.0 at each fiscal year end commencing June 30, 1996.

     2.10 Subject to any limitations stated therein or in connection therewith, all balance sheets, earnings statements and other financial data which have been or may hereafter be furnished to the Bank to induce it to enter into this Agreement or otherwise in connection herewith, do or shall fairly represent the financial condition of the Borrower and its Subsidiaries as of the dates and the results of their operations for the periods for which the same are furnished, and all other information, reports and other papers and data furnished to the Bank are, or shall be at the time the same are so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Bank true and accurate knowledge of the subject matter.

     2.11 The Borrower shall pay any excise, sales or other tax or charge which may become due and payable with respect to any sale or other transaction giving rise to an Account or other right to the payment of money, or with respect to the collection thereof and shall reimburse the Bank for any payment by it of any such tax or charge.

     2.12 The Borrower will not, unless the Bank shall consent in writing, make any loans or capitalized leases to any person, nor guarantee, endorse, become surety for, or otherwise in any way become or be responsible for, obligations of any other person, whether by agreement to purchase the indebtedness of any other person, or agreement for the furnishing of funds, directly or indirectly, through purchase of goods, supplies, or services (or by way of stock purchase, capital contribution, advance, or loan) or for the purpose of payment of indebtedness of any other person, or otherwise (except that the Borrower may endorse negotiable instruments for collection in the ordinary course of business), in excess of an aggregate of ONE HUNDRED THOUSAND AND NO\100 DOLLARS ($100,000.00) per year. Notwithstanding the foregoing, the Borrower shall have the right to acquire the stock or assets of another corporation or other entity in exchange for stock of the Borrower, providing the Borrower and its Subsidiaries continue to satisfy the applicable representations, warranties and covenants of this Agreement and provided that neither the Borrower nor any Subsidiary assume any debt of the acquired corporation or other entity.

     2.13 This Loan is only for business or commercial purposes of the Borrower and the proceeds of the Loan are not being used for personal, household, family or agricultural purposes.

     2.14 There are not now, nor to the Borrower's knowledge after reasonable investigation have there ever been, tanks or other facilities on, under, or at any real estate owned or occupied by the Borrower or any Subsidiary that contained materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws. To the Borrower's knowledge after reasonable investigation, there are no other conditions existing currently or likely to exist during the term of this Agreement that would subject the Borrower or any Subsidiary to any claim for damages, penalties, injunctive relief or cleanup costs under Environmental Laws or that require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Borrower or any Subsidiary. The Borrower affirms and incorporates by reference the representations and warranties contained in that certain Environmental Affidavit of even date herewith.

     2.15 All covenants, representations and warranties set forth herein shall be true, correct and complete at the time this Agreement is executed and shall be deemed continuing.

SECTION 3.  BANK ACCOUNTS.  Unless the Bank shall otherwise consent in writing,
            -------------
the Borrower and each Subsidiary agree that the Bank will be their primary concentration and disbursement bank while these facilities are in effect, and the Borrower and each Subsidiary agree to maintain their respective primary operating accounts with the Bank. The Borrower and its Subsidiaries agree to maintain balances in each of such accounts in amounts sufficient to compensate the Bank for servicing these accounts. If the Bank determines that the balances maintained in such accounts are not sufficient to compensate the Bank for servicing the accounts, the Bank may charge the Borrower and its Subsidiaries such amounts as the Bank determines necessary to compensate itself for such service, which charge shall be computed in accordance with the customary method employed by the Bank, and shall be immediately due and payable by the Borrower.

SECTION 4.  PROMISES TO PAY.  The Borrower promises to pay to the Bank:
            ---------------

     4.1 The current amount due according to the terms of the Renewal Note, Future Advance Note and Consolidated Master Note as to Loan A, and the current amount due according to the terms of the Note as to Loan B;

     4.2  Any and all charges customarily made by the Bank;

     4.3 All taxes, charges and expenses of every kind or description including attorney's fees and expenses of litigation, reasonably incurred or expended by the Bank in connection with the preparation of this Agreement or any amendment hereof, the making of any loans hereunder, the collection or sale or attempted collection or sale of Accounts or Obligations, the supervision, protection and collection of any realization upon any Collateral, and the protection or enforcement of the Bank's rights hereunder.


SECTION 5.  INSURANCE; REPORTS; INSPECTION OF RECORDS; FURTHER ASSURANCES.
            -------------------------------------------------------------

     5.1 The Borrower and each Subsidiary shall have and maintain at all times with respect to Inventory and Equipment, insurance against risks of fire, so-called extended coverage, sprinkler leakage and other risks customarily insured against by companies engaged in similar businesses, in amounts, containing such terms, in such form, for such periods and written by such companies as may be satisfactory to the Bank, such insurance to be payable to the Bank and to the Borrower, and each applicable Subsidiary, as their interests may appear. All policies of insurance shall provide for ten (10) days' written minimum cancellation notice to the Bank. In the event of failure to provide and maintain insurance as herein provided, the Bank may, at its option, provide such insurance and charge the amount thereof to the Loan Account. The Borrower shall furnish to the Bank certificates or other evidence satisfactory to the Bank of compliance with the foregoing insurance provisions. Evidence of insurance satisfactory to the Bank must be in place prior to the initial draw by the Borrower as to Loan A and the funding of Loan B.

     5.2 The Borrower shall maintain and shall cause each Subsidiary to maintain a standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods; and shall furnish to the Bank such information respecting the business, assets and financial condition of the Borrower and its Subsidiaries as the Bank may reasonably request and, without request, furnish to the Bank:

          (a) Within thirty (30) days after the end of each month, unaudited monthly statements of profit and loss for the Borrower and each of its Subsidiaries, such statements being in form and substance satisfactory to the Bank; and

          (b) Within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower (i) consolidated balance sheets of the Borrower and all of its Subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year; and (ii) consolidated statements of income and surplus of the Borrower and all of its Subsidiaries for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year; all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of the Borrower; and

          (c) As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the audit report for such year and accompanying consolidated financial statements of the Borrower and its Subsidiaries, as prepared by independent public accountants of recognized standing selected by the Borrower and satisfactory to the Bank, which audit report shall be accompanied by an opinion of such accountants, in form satisfactory to the Bank, to the effect that the same fairly present the financial condition of the Borrower and its Subsidiaries and the results of its and their operations as of the relevant dates thereof; together with copies of any management letters issued by such accountants in connection with such audit; and

          (d) As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Borrower or filed with the SEC or other governmental agency having regulatory authority over the Borrower or any Subsidiary or with any national securities exchange; and

          (e) Promptly, and in any event within 10 days, after the Borrower has knowledge thereof a statement of the chief financial officer of the Borrower describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default hereunder together with a statement of the actions which the Borrower proposes to take with respect thereto; (ii) any pending or threatened litigation or administrative proceeding involving an amount in excess of $5000.00; and (iii) any fact or circumstance which is materially adverse to the property, financial condition or business operations of the Borrower or any Subsidiary.

     5.3 The Borrower shall at all reasonable times and from time to time allow the Bank by or through any of its officers, agents, attorneys, or accountants, to examine, inspect or make extracts from the Borrower's books and records, and those of any Subsidiary or other related company, and to arrange for verification of Accounts under reasonable procedures, directly with account debtors or by other methods; and shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Bank may require, including adjusting for clerical errors in any Loan documentation if deemed necessary or desirable in the reasonable discretion of the Bank, to vest in and assure to the Bank its rights hereunder or in any Collateral and to carry into effect the provisions and intent of this Agreement.

SECTION 6.  SECURITY INTEREST OF THE BANK IN COLLATERAL.
            -------------------------------------------

     6.1 As security for the payment and performance of all obligations, the Bank shall have and the Borrower and each Subsidiary hereby grants to the Bank a continuing security interest in the following property of the Borrower and each Subsidiary, whether such property is now owned or existing or is owned, acquired, or arises hereafter, and whether or not such property is specifically assigned to the Bank: all Inventory of the Borrower and its Subsidiaries; all Accounts Receivable of the Borrower and its Subsidiaries; all interest of the Borrower and its Subsidiaries in goods as to which an Account Receivable shall have arisen; all Equipment of Don Bell Industries, Inc. described as all furniture, fixtures, equipment, motor vehicles, rolling stock and other tangible personal property of the Debtor of every description, except inventory, and includes without limitation all property included in the definition of "equipment" as used in Section 679.109 of the Florida Statutes, Uniform Commercial Code, and all files, records (including without limitation computer programs, tapes and related electronic data processing software) and writings of the Borrower and its Subsidiaries or in which any of them has an interest in any way relating to the foregoing property. The security interest of the Bank in the equipment of Don Bell Industries, Inc. d/b/a Don Bell and Company shall be subordinate to the security interest in that certain equipment described in the UCC-1 filings in favor of Heller Financial, Inc., file number 940000087141, and Vendor Funding Co., Inc., file number 910000121548, copies of which are attached hereto as Composite Exhibit "C" and incorporated herein by reference. The Bank is also given a lien and security interest in all property of the Borrower and its Subsidiaries now in or at any time hereafter coming into the control, custody, or possession of the Bank, whether for the express purpose of being used by the Bank as Collateral, or for any other purpose, and upon any balance or balances to the credit of any accounts maintained with the Bank by the Borrower and its Subsidiaries.

     6.2 The Borrower and its Subsidiaries agree to execute and deliver Security Agreements and U.C.C. Financing Statements required by the Bank to perfect said security interests.

     6.3 As additional security for Loans A and C, the Borrower shall grant to the Bank a first mortgage on the property described on Exhibit "A" attached hereto and made a part hereof.

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

     6.4 As additional security for Loan C, Don Bell Industries, Inc., a Florida corporation, d/b/a Don Bell & Company, a subsidiary of the Borrower, shall grant to the Bank a second mortgage on the property described on Exhibit "B" attached hereto and made a part hereof. As security for Loan B, Don Bell Industries, Inc., a Florida corporation, d\b\a Don Bell & Company, a subsidiary of the Borrower, shall grant to the Bank a first mortgage on the property described on Exhibit "C" attached hereto and made a part hereof.

     6.5 Borrower shall not remove or demolish any building or other property forming a part of the Mortgaged Property without the written consent of the Bank. Borrower shall not permit, commit, or suffer any waste, impairment or deterioration of the Mortgaged Property or any part thereof, and shall keep the same and improvements thereon in good condition and repair. Borrower shall notify the Bank in writing within five (5) days of any damage or impairment of the Mortgaged Property. The Bank may, at the Bank's discretion, have the Mortgaged Property inspected at any time and Borrower shall pay all costs incurred by the Bank in executing such inspection.

SECTION 7.  EVENTS OF DEFAULT.  ACCELERATION.
            --------------------------------

     7.1 Any and all of the Obligations of the Borrower to the Bank, shall, at the option of the Bank and notwithstanding the provisions of any instrument evidencing any Obligation, be immediately due and payable without notice or demand upon the occurrence of any of the following events of default:

          (a) a default in the payment or performance, when due or payable (after any applicable grace period), of any Obligation by the Borrower or by any endorser, guarantor or surety for any Obligation;

          (b) failure of the Borrower to pay, prior to the date for imposition of penalty, any tax not being contested in good faith, where the amount of tax, penalties and interest exceeds $10,000.00;

          (c) The making by the Borrower or any Subsidiary of any misrepresentation to the Bank for the purpose of obtaining credit or an extension of credit, or the Borrower or any Subsidiary shall fail to perform or observe any other term, covenant, or agreement contained in this Agreement on its part to be performed or observed and any such failure remains unremedied for a period of THIRTY (30) days after written notice thereof shall have been given to the Borrower by the Bank;

          (d) failure of the Borrower, within thirty (30) days after request by the Bank, to furnish financial information or to permit inspection of the books and records of the Borrower or any Subsidiary;

          (e) the Borrower or any endorser, guarantor or surety of any Obligation, shall: (i) file a voluntary petition in bankruptcy or a petition or answer seeking or acquiescing in any reorganization or for an arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself pursuant to the United States Bankruptcy Code or any similar law or regulation, federal or state, relating to any relief for debtors, now or hereafter in effect; or (ii) makes an assignment for the benefit of creditors or admits in writing its inability to pay or fails to pay its debts as they become due; or (iii) suspends payment of its obligations or takes any action in furtherance of the foregoing; or (iv) consents to or acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator or other similar official of the Borrower, or any Subsidiary, for all or any part of the Collateral or other assets of such party, or either; or (v) has filed against it an involuntary petition, arrangement, composition, readjustment, liquidation, dissolution, or an answer proposing an adjudication of it as a bankrupt or insolvent, or is subject to reorganization pursuant to the United States Bankruptcy Code, or an action seeking to appoint a trustee, receiver, custodian, conservator, or liquidator, under any similar law, federal or state, now or hereafter in effect, and such action is approved by any court of competent jurisdiction and the order approving the same shall not be vacated or stayed within sixty (60) days from entry; or (vi) consents to the filing of any such petition or answer, or shall fail to deny the material allegations of the same in a timely manner;

          (f) final judgments for the payment of money in excess of Twenty Five Thousand Dollars ($25,000.00), excluding claims covered by insurance, shall be rendered against the Borrower or any Subsidiaries and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, provided that a judgment shall be deemed "final" only when the time for appeal shall have expired without an appeal having been claimed, or all appeals and further review claimed have been determined adversely to it;

          (g) the occurrence of any material adverse change in the financial condition or affairs of the Borrower or any endorser, guarantor or surety of any Obligation which causes the Bank to deem itself insecure;

          (h) termination of any guaranty by any guarantor of the Borrower's Obligations;

          (i) the Borrower or any endorser, guarantor or surety of any Obligation shall grant a security interest in any Collateral to any third party;

          (j) the Borrower or any endorser, guarantor, or surety of any Obligation fails, in any material respect, to maintain, preserve and keep all its property, leased buildings, equipment, furniture and fixtures necessary for the operation of its business in good repair and condition, ordinary wear and tear excepted, and if it fails, from time to time, to make all needful, proper and necessary repairs and replacements thereof;

          (k) the Borrower or any endorser, guarantor, or surety of any Obligation fails to pay, when due, or within fifteen (15) days of receipt by Borrower of notice from the appropriate governmental body that such a mount is due, salaries and wages of employees and any and all Federal and other taxes lawfully assessed or imposed upon it, provided, however, that nothing herein contained shall be construed as prohibiting the payor from contesting, in good faith, the validity of any such taxes; or

          (l) in the event there is any change in the Borrower's present executive management, i.e., the president and chief executive officer, without the prior written approval of the Bank.

     7.2 Upon any event of default (as defined above) by the Borrower, the Bank shall have all the remedies for default provided in this Agreement, the Notes, the Security Agreements and all other documents executed in connection with the Loan, as well as all applicable law. Nothing herein contained shall be construed as making it obligatory upon the Bank to follow any particular course of action or to pursue any particular remedy in advance of any other or others accruing to the Bank by virtue of the Borrower's default.

SECTION 8.  DISPOSITION OF COLLATERAL.  Upon the occurrence of any event of
            -------------------------
default and at any time thereafter (such default not having been cured), the Bank shall have the right to take immediate possession of the Collateral, and for that purpose the Bank may, so far as the Borrower and its Subsidiaries can give authority therefor, enter upon any premises on which Collateral may be situated and remove the same therefrom. The Borrower waives demand and notice with respect to and assents to any repossession of Collateral. Except for Collateral which is perishable or threatens to decline speedily in value or which is of a type customarily sold on a recognized market, the Bank shall give to the Borrower at least FIVE (5) days' prior written notice of the time and
                         --------
place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Bank shall also have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of Florida. The residue of any proceeds of collection or sale, after satisfying all Obligations in such order of preference as the Bank may determine and making proper allowance for interest on Obligations not then due, shall be credited to any deposit account maintained by the Borrower with the Bank. The Borrower shall remain liable for any deficiency.

SECTION 9.  SET-OFF.  Regardless of the adequacy of Collateral, upon any event
            -------
of default, any deposits or other sums at any time credited by or due from the Bank to the Borrower or any Subsidiary may at any time be applied to or set off against Obligations on which the Borrower is primarily liable. Upon the occurrence of any default hereunder, the Bank shall have the right, immediately, without notice, and without further action by it, to set off against the Borrower's Obligations hereunder, all money owed by the Bank to the Borrower, and the Bank shall have been deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such default even though such charge is made or entered on the books of the Bank subsequent hereto.

SECTION 10.    WAIVERS.  The Borrower waives demand, notice, protest, notice of
               -------
acceptance of this Agreement, notice of loans made, credit extended, Collateral received, delivered or repossessed or other action taken in reliance thereon, and all other demands and notices of any description. With respect to both Obligations and Collateral, the Borrower assents to any extension or postponement of the time of payment or other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank may exercise its rights with respect to Collateral without resorting to or regard to other collateral or sources of reimbursement for Obligations. The Bank shall not be deemed to have waived any of its rights upon or under Obligations or Collateral unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Bank, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised separately or concurrently, and may be exercised by the Bank from time to time, at such times and in such order, as the Bank, in its sole discretion, shall determine.

SECTION 11.    NOTICES.  Any notice required hereunder or by reason of the
               -------
application of any law shall be deemed to have been given by either party hereto, when the same shall have been personally delivered or deposited in the United States Mail, postage prepaid, at least Five (5) calendar days prior to
                                              ----
the action proposed thereby, addressed:

        (a)  If to Borrower, at  2180 West State Road 434, Suite 6136
                                 Longwood, Florida 32779
                                 Attn: J. William Brandner, President

        (b)  With copy to:       Marshall S. Harris, Esquire
                                 Smith, MacKinnon, Harris, et al
                                 255 S. Orange Avenue, Suite 800
                                 Orlando, Florida  32801

        (c)  If to Bank, at      2006 Aloma Avenue
                                 P.O. Box 8050
                                 Winter Park, Florida 32790-8050
                                 Attn: Robert Baldwin, Asst. Vice President

        (d)  With copy to:       Frank L. Pohl, Esquire
                                 Pohl & Short, P.A.
                                 280 W. Canton Avenue, Suite 410
                                 Post Office 3208
                                 Winter Park, Florida  32790-3208

SECTION 12.    ADDITIONAL PROVISIONS.
               ---------------------

     12.1 The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Agreement or the intent of any provision hereof.

     12.2 As an inducement to the granting of the Loan secured hereby, written Guaranty Agreements from each Subsidiary will be required to guaranty the payment of this Loan, interest and any costs of collection, including a reasonable attorneys' fee, which written Guaranty Agreements shall be on a form prescribed by the Bank. Guarantors jointly and severally guarantee payment of the Bank's credit to the Borrower.

     12.3 The Borrower agrees to pay any and all documentary stamps and taxes applicable to this Loan and any similar tax or taxes which are directly assessed on this Loan.

     12.4 No delay or failure on the part of the Bank in exercising any right, power or privilege under the terms of this Agreement shall affect such right, power or privilege; nor shall a single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other right, power or privilege.

     12.5 In the event that the Borrower or any Subsidiary, or any of them, jointly or severally, shall default in their obligations hereunder and in the opinion of the Bank it becomes necessary or proper to employ an attorney to enforce its collection of the indebtedness owed by the Borrower to the Bank or to enforce compliance by the Borrower with any of the provisions herein contained, the Borrower agrees to pay a reasonable attorneys' fee and any and all other costs that may reasonably be incurred in connection therewith, and this provision shall not be deemed a limitation of any other obligation of the Borrower to pay costs of collection and reasonable attorneys' fees pursuant to the terms and provisions of any other document or agreement, such as the promissory note or any security agreements or guaranty agreements executed by the Borrower or the Subsidiaries hereunder.

     12.6 This Agreement shall remain in full force and effect for so long as there shall remain unpaid principal, interest, or costs of collection, including reasonable attorneys' fees, under and pursuant to the terms and provisions of that certain renewal note, future advance note, and consolidated master note as to Loan A, and the note as to Loan B, evidencing the loan request by the Borrower from the Bank and agreed to be made by the Bank to the Borrower.

     12.7 This Agreement shall not be modified or amended except by a written instrument signed by all of the parties hereto.

     12.8 This Agreement and all the documents executed in connection therewith and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of Florida. The Borrower and all of its Subsidiaries hereby submit to the jurisdiction of the state and federal courts located in Florida and agree that the Bank may, at its option, enforce its rights under such loan documents in such courts.

     12.9 If at any time or times by assignment or otherwise, the Bank transfers any Obligation and Collateral therefor, such transfer shall carry with it the Bank's powers and rights under this Agreement with respect to the Obligation and Collateral transferred and the transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer. This Agreement shall be effective as a sealed instrument when it is received at the office of the Bank as set forth in Section 13(b) of this Agreement. The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holding shall not affect or impair any other provision hereof.

     12.10 Provided there has occurred an event of default under this Agreement, the Borrower hereby constitutes any officer of the Bank as its attorney-in-fact, with power to receive and open all mail addressed to the Borrower; to endorse the Borrower's name on any notes, acceptances, checks, drafts, money orders or other evidences of payment or collateral that may come into the Bank's possession; to sign the Borrower's name on any invoice or bill of lading relating to any assigned Account, on drafts against customers, to send requests for verification of Accounts to any customer; and to do all other acts and things necessary to carry out this Agreement. All acts of said Attorney or designee are hereby ratified and approved by the Borrower, and said Attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable while any assigned Account shall remain unpaid, or any money remains due to the Bank from the Borrower.

     12.11 The terms "the Bank" and "the Borrower," as used in this Agreement, shall include their respective successors and assigns.

     12.12 The parties mutually agree that neither party, nor any partner, assignee, heir, or legal representative of any party (all of whom are hereinafter referred to as "parties") shall seek a jury trial in any lawsuit, proceedings, counter-claim, or any litigation procedure based upon or arising out of this Agreement or any instrument evidencing, securing or relating to the indebtedness and other obligations evidenced hereby, any related agreement or instrument, any other collateral for the indebtedness evidenced hereby or the dealings or the relationship between or among the parties, or any of them. None of the parties will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. The provisions of this paragraph have been fully negotiated by the parties with the Bank, and these provisions shall be subject to no exceptions. The Bank has in no way agreed with or represented to any of the parties that the provisions of this paragraph will not be fully enforced in all instances. The waiver contained herein is irrevocable and constitutes a knowing and voluntary waiver.

SECTION 13.  DEFINITIONS. As used in this Agreement:
             -----------

     13.1 "Obligations" means any and all obligations of the Borrower to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing of hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money.

     13.2 "Inventory " means goods, merchandise and other personal property, now owned or hereafter acquired by the Borrower or any Subsidiary, which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed or to be used or consumed in the business of the Borrower or any Subsidiary.

     13.3 "Accounts" has the meaning ascribed to said term in Section 679.106 of the Florida Statutes, Uniform Commercial Code.

     13.4  "General Intangibles" has the meaning ascribed to said term in
Section 679.106 of the Florida Statutes, Uniform Commercial Code.

     13.5 "Equipment" has the meaning ascribed to said term in Section 679.109 of the Florida Statutes, Uniform Commercial Code.

     13.6 "Accounts Receivable" means all present and future Accounts, General Intangibles, chattel paper, instruments, notes, acceptances, documents or other rights to payment and all form of obligations owing at any time to the Borrower or any Subsidiary, arising out of the sale or lease of Inventory or rendering of services or otherwise made in the ordinary course of business; all rights of the Borrower or any Subsidiary earned or yet to be earned under contracts to sell Inventory or render services and all warehouse receipts or documents of any kind in respect of any of the foregoing, and all the proceeds thereof of every kind and nature and in whatsoever form.

     13.7 "Collateral" means any and all personal property of the Borrower or its Subsidiaries in which the Bank now has, by this Agreement acquires or hereafter acquires, a security interest, as more fully described in Section 6 herein.

     13.8 "Environmental Laws" means all federal, state, and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental

Responsibility Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

     IN WITNESS WHEREOF, the Borrower and the Bank have executed this Agreement as of the date first above written.
                                    LA-MAN CORPORATION, a Nevada
                                    corporation doing business in Florida as La-Man Corporation of Nevada


                                    BY:  /s/ J. William Brandner
                                       --------------------------------------
                                       J. William Brandner, as its President


                                    THE BANK OF WINTER PARK


                                    BY:  /s/ Robert Baldwin
                                       --------------------------------------
                                       Robert Baldwin, as its
                                       Assistant Vice President

     The Guarantors of the Loan secured hereby agree to abide by the terms and conditions of this Agreement.

Heritage Packaging Services, Inc.,            Nevada SEMCO, Inc.,
an Indiana corporation                        a Nevada Corporation

BY: /s/ J. William Brandner                   BY: /s/ J. William Brandner
    -----------------------------                 -----------------------------
J. William Brandner, as its President         J. William Brandner, as its Vice President

J.M. Stewart Corporation,                     J.M. Stewart Industries, Inc.
a Florida corporation                         a Florida corporation

BY: /s/ J. William Brandner                   BY: /s/ J. William Brandner
    ------------------------------                -----------------------------
J. William Brandner, as its Vice President    J. William Brandner, as its Vice President


Vision Trust Marketing, Inc.,                 TracTel Communications, Inc.,
a Florida corporation                         a Florida corporation


BY: /s/ J. William Brandner                   BY: /s/ J. William Brandner
    ------------------------------                -----------------------------
J. William Brandner, as its President         J. William Brandner, as its President


Don Bell Industries, Inc.,                    Don Bell Industries of Nevada, Inc.,
a Florida corporation,                        a Nevada corporation
d/b/a Don Bell & Company


BY: /s/ J. William Brandner                   BY: /s/ J. William Brandner
    ------------------------------                -----------------------------
J. William Brandner, as its Vice President    J. William Brandner, as its Vice President
